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                                                                   EXHIBIT 10.11




                      THIRD AMENDMENT TO REAL ESTATE LEASE


         THIS AGREEMENT is entered into this 29th day of June , 2001, by and between TIPPMANN PROPERTIES, INC., AS AGENT FOR LAURENCE TIPPMANN, SR. FAMILY PARTNERSHIP (hereinafter referred to as "Lessor"), and TOWER FINANCIAL CORPORATION (hereinafter referred to as "Lessee"), and WITNESSETH:
         WHEREAS, the parties hereto entered into a Real Estate Lease dated January 1, 1999, amended on March 8, 1999, and August 12, 1999, currently covering approximately 20,815 square feet of premises commonly known as 116 East Berry Street, Suite 100, Fort Wayne, Indiana;
         AND WHEREAS, Lessee and Lessor are desirous of leasing approximately twelve thousand six hundred forty (12,640) square feet of the remaining second
(2nd) floor office space, excluding the second (2nd) floor lobby;
         AND WHEREAS, Lessee and Lessor are desirous of extending the lease term for an additional five (5) years so as to terminate on December 31, 2013;
         AND WHEREAS, Lessee shall have the First Right of Opportunity to lease any contiguous space.
         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. The Leased Premises shall be increased to reflect approximately twelve thousand six hundred forty (12,640) square feet of additional office space as depicted on the attached Exhibit "A" for a total of 33,455 square feet.

         2. The Lease Term shall be extended so as to terminate on December 31, 2013.

         3. Lessee shall have the First Right of Opportunity to lease any available contiguous space, on five (5) business days notice to Lessor, on terms and conditions as set forth in the Lease, and for same per square foot rental rate that is then in effect (subject to increase as provided herein).



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         4.       The rent shall be amended as of October 1, 2001 based upon the approximately 12,640 square feet of additional office space, payable incrementally based on the existing rate structure as follows:

                            TERM         TOTAL SQ. FT.           MONTHLY RENT
                           ------        -------------           ------------
                  10/1/01 - 01/31/02            25,028              $22,942.33
                  02/1/02 - 06/30/02            29,241              $26,804.25
                  07/1/02 - 12/31/02            33,455              $30,667.08
                  01/1/03 - 12/31/04            33,455              $34,151.98
                  01/1/05 - 12/31/06            33,455              $37,636.88
                  01/1/07 - 12/31/13            33,455              $41,121.77


         5. Lessor shall contribute in the demolition of the existing walls and doors per mutually agreeable plans and specifications. Lessor shall also provide additional storage space in the Lower Level at no additional cost as described on Exhibit "B".

         6. Except as hereby amended, all other terms and conditions contained in the original Real Estate Lease are hereby reaffirmed and left unchanged by the terms of this Third Amendment.


IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment on the day and year first above written.

TIPPMANN PROPERTIES INC., as
agent for Laurence Tippmann, Sr.                   TOWER FINANCIAL CORPORATION
Family Partnership                                 ----------------------------
---------------------------
        ("Lessor")                                          ("Lessee")


BY:   /s/ Charles E. Tippmann                    BY:   /s/ Kevin J. Himmelhaver
   ---------------------------                      ---------------------------

PRINTED:  Charles E. Tippmann                    PRINTED: Kevin J. Himmelhaver
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